Special Meeting of
Shareholders


A Special Meeting of
Shareholders of the
Portfolio was held on
October 24, 2002, at
which the following
actions were taken:

Proposal 1:  To elect a
Board of Directors:

	For	Against	Abstain
	John F. Curley, Jr.	12,369	0	0
	Mark R. Fetting	12,369	0	0
	Richard G. Gilmore	12,369	0	0
	Arnold L. Lehman	12,369	0	0
	Robin J.W. Masters	12,369	0	0
	Jill E. McGovern	12,369	0	0
	Arthur S. Mehlman	12,369	0	0
	G. Peter O'Brien	12,369	0	0
	S. Ford Rowan	12,369	0	0

	For	Against	Abstain
Proposal 2:  To modify
the fundamental
	investment
restrictions on:

	a)	borrowing money	10,392	1,435	543
	b)	underwriting
securities	10,977	849	543
	c)	lending	11,170	656	543
	d)	issuing senior
securities	10,199	1,628	543
	e)	real estate
investments	10,977	849	543
	f)	investing in
commodities	10,977	849	543
	g)	industry
concentration	10,977	849	543

Proposal 3:  To change
the investment objective
	from fundamental to
nonfundamental:	8,260	3,553	557

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